Exhibit 5.1

April 24, 2017

Five Point Holdings, LLC

25 Enterprise, Suite 300

Aliso Viejo, California 92656

Re:	Five Point Holdings, LLC

Registration Statement on Form S-11

(File No. 333-217213)

Ladies and Gentlemen:

We have acted as special counsel to Five Point Holdings, LLC, a Delaware limited liability company (the “Company”), in connection with the initial public offering by the Company of Class A Common Shares of the Company (including Class A Common Shares subject to an over-allotment option) (the “Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-11 (File No. 333-217213) of the Company relating to the Shares filed on April 7, 2017 with the Securities and Exchange Commission (the “Commission”) under the Securities Act and Pre-Effective Amendment No. 1 thereto (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);

(b) the form of the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into among the Company and Citigroup Global Markets, Inc. and J.P. Morgan Securities LLC, as representatives of the several Underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Shares, filed as Exhibit 1.1 to the Registration Statement;

(c) an executed copy of a certificate of Michael A. Alvarado, Chief Legal Officer, Vice President and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

Five Point Holdings, LLC

April 24, 2017

(d) a copy of the Company’s Certificate of Formation certified by the Secretary of State of the State of Delaware as of April 21, 2017 and certified pursuant to the Secretary’s Certificate;

(e) a copy of the Company’s Amended and Restated Limited Liability Company Agreement among the members of the Company, dated as of May 2, 2016 (the “Operating Agreement”), certified pursuant to the Secretary’s Certificate; and

(f) a copy of certain resolutions of the Board of Directors of the Company, adopted on March 30, 2017, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Underwriting Agreement.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. We have also assumed that the Operating Agreement is the only limited liability company agreement, as defined under the Delaware Limited Liability Company Act (the “DLLCA”), of the Company. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the factual representations and warranties contained in the Underwriting Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than the DLLCA.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act; (ii) the Underwriting Agreement has been duly executed and delivered by the Company and duly authorized, executed and delivered by the other parties thereto; (iii) the Board of Directors of the Company, or an appropriate committee appointed thereby, has determined the price per share of the Shares; and (iv) the Shares are delivered in accordance with the Underwriting Agreement upon payment of the agreed upon consideration therefor, the Shares will be duly authorized by all requisite limited liability company action on the part of the Company under the DLLCA and validly issued and fully paid, and, under the DLLCA, the holders of the Shares will have no obligation to make further payments for the purchase of such Shares or contributions to the Company solely by reason of their ownership of such Shares except for their obligation to repay any funds wrongfully distributed to them.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP